Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster to Outline Strategy for Future Growth at 2018 Investor Day

—Announces Acquisition of Assured Environments; Reaffirms Guidance for FY2018—

MEMPHIS, TENN. — December 11, 2018 — ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of residential and commercial pest control, restoration and cleaning services, announced that CEO Nik Varty and other senior executives will update the investment community on key elements of the company’s refreshed growth strategy at ServiceMaster’s 2018 investor day meeting beginning at approximately 12:30 p.m. ET today.

“We are ready to write a new chapter in ServiceMaster’s story,” said Chief Executive Officer Nik Varty. “In 2018, we delivered on a major commitment to our investors through the spin-off of American Home Shield, and I am excited that the transformation of the Terminix business is on-track and already driving significantly improved organic growth. ServiceMaster is dedicated to creating cleaner, healthier, safer environments for our customers wherever they are — at home, at work, or at play — and the initiatives we took this year are improving the customer experience and increasing Net Promoter Scores.”

“We will continue to make the critical investments in our people and technology needed to position the company for sustainable, profitable, long-term growth. This includes our breakthrough partnership with Salesforce and our investment in improving process capabilities. We are also enhancing our training and employee pay structures and benefits, and optimizing the number of service technicians to significantly improve the service we provide to our customers. We are confident that we will succeed by delivering outstanding customer experiences by listening to our front-line employees and supporting them with leading technology.”

In 2019, the company will continue to strengthen the ServiceMaster core by further improving fundamentals, while unlocking several new avenues for adjacent profitable growth. This work includes continuing the Terminix transformation by expanding its capabilities and presence in commercial and national accounts businesses and improving its termite business, as well as capitalizing on significant growth opportunities in the highly-complementary ServiceMaster Brands portfolio.

Assured Acquisition

ServiceMaster also announced today that it will acquire Assured Environments, a leading commercial pest control company based in New York City. The company is best known for providing effective pest control services to property management, hospitality, retail, education and food processing facilities and its leadership in urban pest management. Assured provides pest control services to many of New York’s best-known buildings, including Rockefeller Center, Madison Square Garden, and the 9/11 Memorial Museum.

“Andrew Klein and the Assured team have an incredible reputation for exceptional customer experiences in one of the key urban markets in the world,” said Chief Executive Officer Nik Varty. “This acquisition is well-aligned with our growth strategy, and we are excited about the potential to leverage this great team and their capabilities as we look to accelerate our expansion into exciting urban markets.”

Founded in 1934, Assured Environments has built a culture of excellent customer service and employee satisfaction. The acquisition brings more than 200 full-time employees and marquee clients into the Terminix portfolio. Assured Environments will continue to operate as a separate company and as a Copesan partner, servicing national accounts in the New York area.

Full-Year 2018 Outlook

The company reaffirmed its full-year 2018 outlook previously provided in its third-quarter 2018 earnings release on Nov. 6, 2018. The company continues to expect full-year 2018 revenue to range between $1.885 and $1.9 billion and Adjusted EBITDA to range between $425 and $435 million with organic revenue growth at the Terminix segment between 1 and 2 percent for the full-year.

Renaming of Franchise Services Group

The business unit will be renamed ServiceMaster Brands to better align with the company’s strategy to create value by leveraging size and scale in the important restoration and cleaning categories, expanding into adjacent specialty services, exploring selective ownership of specific operations, and growing its commercial national accounts management.

Investor Day Presentation

ServiceMaster will host its Investor Day Presentation today beginning at 12:30 p.m. Eastern Time (9:30 a.m. Pacific Time) to discuss its strategies for 2019 and beyond. The presentation will be webcast and a replay will be available beginning on Wednesday, Dec. 12 for at least 90 days. More information, including the slides for the event, can be found at investors.servicemaster.com/events-calendar.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2018 revenue and Adjusted EBITDA outlook and organic revenue growth projections. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

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